Exhibit 10.1

MANAGEMENT AND CONSULTING
SERVICES AGREEMENT

          This MANAGEMENT AND CONSULTING SERVICES AGREEMENT (“Agreement”) is entered into as of June 11, 2010 (the “Effective Date”), by and between the following (each a “Party” and together the “Parties”):

(i)

Party A: Shenzhen Jun Long Culture Communication Co., Ltd. (Party A), a limited liability company with its legal address at 1-D-1010 Yuanjing Garden, Longxiang Avenue, Longgang District, Shenzhen City, Guangdong, People’s Republic of China; and

(ii)

Party B: Shenzhen Zhonghefangda Network Technology Co., Ltd., a wholly foreign-owned enterprise organized under the laws of the People’s Republic of China, with its legal address at 1-D-1008 Yuanjing Garden, Longxiang Avenue, Longgang District, Shenzhen City, Guangdong, People’s Republic of China.

          Capitalized terms not otherwise defined have the meanings assigned to them in Appendix A to this Agreement, which is incorporated and made a part hereof by reference.

RECITALS

          This Agreement is entered into with reference to the following facts:

          A.      Party A is a limited liability company organized under the laws of the People’s Republic of China. Party A is 100% owned by GUO Dishan, ZENG Jinzhou and WANG Xiaofen (the “Shareholders”). Party A is engaged in internet café chain store service; development of computer network hardware; distribution of cultural items; calligraphy and painting artwork exhibition planning, art and cultural activities planning, cultural and courtesy planning, starting businesses; domestic commerce; advertising etc. in the People’s Republic of China (together with any expansion, contraction or other change to the scope of that business as contemplated by this Agreement, the “Business”).

          B.      Party B is a wholly foreign-owned enterprise organized under the laws of the People’s Republic of China. Party B is 100% owned by Classic Bond Development Limited, a company organized under the laws of the British Virgin Islands. Party B has executive and financial management experience and capability relevant to the Business.

          D.      Effective as of June 11, 2010, Party B agreed to provide management and consulting services to Party A, upon request, in connection with the operation of the Business. The Parties now desire to memorialize the terms and conditions pursuant to which those services have been and/or will be provided by Party B to Party A, and pursuant to which Party A will compensate Party B therefor.

          NOW, THEREFORE, in consideration for the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged by the Parties, and through friendly consultation under the principle of equality and mutual benefits, in accordance with the relevant laws and regulations of the People’s Republic of China, the Parties agree as follows:

Execution Version

AGREEMENT

          1.      Management and Consulting Services; Work Orders.

                         (a)      During the Term of this Agreement, Party A may deliver one or more written work orders (each a “Work Order”) to Party B requesting Party B to provide management and/or consulting services (the “Services”) to Party A. Unless otherwise agreed between the Parties, the Services described in each Work Order must be within the scope of services described in Appendix B.

                         (b)      Party B will provide the Services described in each Work Order directly and/or through providing to Party A executive, technical, administrative and financial management personnel in sufficient numbers and with expertise and experience appropriate to provide the Services.

                         (c)      Party A will take all commercially reasonable actions to permit and facilitate the provision of the Services by Party B and accept those Services. Party B is required to provide only those Services which are the subject of a Work Order.

          2.      Services Fee.

                         (a)      Aggregate Services Fee. As compensation for providing the Services, Party B will be entitled to receive an aggregate fee (the “Services Fee”), upon demand but only upon demand, equal to up to one hundred percent (100%) of the Aggregate Net Profit of Party A during the Term of this Agreement.

                         (b)      Calculation and Payment of Services Fee. Promptly after receipt of each Work Order, Party B will notify Party A in writing of the amount of the fee for such Services, which amount will be due and payable within sixty (60) days after written demand therefor. The aggregate fees charged by Party B for Services performed pursuant to Work Orders may not exceed the Aggregate Net Profit of Party A.

                         (c)      Excess Capacity Payment. The Parties acknowledge that Party B must retain capacity at all times sufficient to provide Services in response to Work Orders received from Party A. Such resources may or may not be otherwise employed during the Term of this Agreement. The Parties therefore agree that periodically, upon written demand from Party B, Party A will pay to Party B up to the entire amount of Party A’s Aggregate Net Profit not previously earned pursuant to a Work Order, in consideration for Party B’s maintenance of resources adequate to respond to requests for Services from Party A.

                         (d)      Disputes. Any dispute between the Parties concerning any calculation or payment under this Section 2 will be resolved pursuant to the dispute resolution provisions of Section 19.

          3.      Ad Hoc Payment. The Parties acknowledge that in order to provide the Services under this Agreement, Party B may incur expenses and costs from time to time, and the Parties further agree that Party B from time to time may request an ad hoc payment from Party A, and such payment may be credited against Services Fees payable in the future.

          4.      Obligation to Reimburse Net Losses. In consideration for its right to receive the Aggregate Net Profit of Party A as provided in Section 2, Party B will reimburse to Party A the full amount of any Net Losses incurred by Party A during the Term of this Agreement. Net Losses will be calculated annually and paid by Party B to Party A no later than the last day of the first quarter following the end of each calendar year, commencing on September 30 for calendar year 2010. Any dispute between the Parties concerning any calculation or payment under this Section 4 will be resolved pursuant to the dispute resolution provisions of Section 19.

Execution Version

          5.      Advances Against Net Losses . From time to time, in its sole discretion, Party B may advance to Party A amounts to be credited against Party B’s future obligations to reimburse Net Losses of Party A. Any such advances will be treated as prepayments and not as loans. Party A will have no obligation to repay any such advances except by crediting the amount thereof against Party B’s obligation to reimburse Net Losses, or by adding the amount thereof to Net Profit when and as requested by Party B.

          6.      Credit for Amounts Paid Under Other Agreements. Party B and Party A are or may be parties to certain other agreements (collectively, the “Business Cooperation Agreements”), some or all of which may require certain payments to be made by Party A to Party B in consideration for services, equipment or other items of value provided by Party B to Party A. The Parties agree that any and all such amounts may be (a) separately paid by Party A to Party B and accordingly counted as expenses of Party A, reducing Party A’s Net Profit; or (b) included in the aggregate Net Profit of Party A and not separately paid to Party B.

          7.      Interest Penalty. If any amounts due and payable under this Agreement are not paid when due, interest will accumulate on such amounts at the rate of four percent (4%) per annum until paid. This interest penalty may be reduced or waived by the Party entitled to receive it in light of actual circumstances, including the reason for any delay in payment.

          8.      Guarantees. To the extent and only to the extent permitted by applicable law, each Party agrees to act as a guarantor of the indebtedness of the other, as and only as follows:

                         (a)      Party A will not incur any indebtedness to any Person not a party to this Agreement without the advance written consent of Party B. If Party A incurs any indebtedness as contemplated by this Section 8(a), Party B will act as a guarantor of that indebtedness.

                         (b)      Party B may, in the exercise of its reasonable business judgment, incur indebtedness to any Person not a party to this Agreement, provided that any such indebtedness may only be in connection with the Business. If Party B incurs any indebtedness as contemplated by this Section 8(b), Party A will act as a guarantor of that indebtedness.

          9.      Exclusivity. During the Term of this Agreement, (a) Party A will not contract with any other Person to provide services which are the same or similar to the Services, and (b) Party B will not provide services which are the same or similar to the Services to any other Person. For purposes of this Section 9 only, “Person” does not include any Affiliate of either Party, including other entities that may become affiliated with either Party.

          10.      Operation of Business. During the Term of this Agreement:

                         (a)     Party A will ensure that:

(i)	the business of Party A, together with all business opportunities presented to or which become available to Party A, will be treated as part of the Business covered by the Services and this Agreement;

(ii)	all cash of Party A will be maintained in Company Bank Accounts or disposed of in accordance with this Agreement;

(iii)

all business income, working capital, recovered accounts receivable, and any other funds which come into the possession of Party A or are derived from or related to the operation of the business of Party A, are deposited into a Company Bank Account;

Execution Version

(iv)

all accounts payable, employee compensation and other employment-related expenses, and any payments in connection with the acquisition of any assets for the benefit of Party A or the satisfaction of any liabilities of Party A, are paid from amounts maintained in Company Bank Accounts;

(v)

Party B or any third party designated by Party B will have full access to the financial records of Party A and from time to time, Party B may request, at its sole option, to conduct an auditing with regard to the financial status of Party A;

(vi)	ensure that a majority of the members of its board of directors are also members of the board of directors of Party B; and

(vii)	no action is taken without the prior written consent of Party B that that would have the effect of entrusting all or any part of the business of Party A to any other Person.

                         (b)      Party B will ensure that:

(i)

it exercises with respect to the conduct of the Business the same level of care it exercises with respect to the operation of its own business and will at all times act in accordance with its Reasonable Business Judgment, including taking no action which it knows, or in the exercise of its Reasonable Business Judgment should have known, would materially adversely affect the status of any of permits, licenses and approvals necessary for the conduct of the Business or constitute a violation of all Legal Requirements;

(ii)

neither it, nor any of its agents or representatives, takes any action that interferes with, or has the effect of interfering with, the operation of the Business in accordance with this Agreement, or which materially adversely affects its assets, operations, business or prospects;

(iii)

use its Best Efforts to cooperate and assist Party B and Party A to maintain in effect all permits, licenses and other authorizations and approvals necessary or appropriate to the conduct of the Business; and

(iv)	use its Best Efforts to assist Party B and Party A to maintain positive and productive relations with relevant Governmental Authorities and their representatives.

(v)	a majority of the members of its board of directors are also members of the board of directors of Party A; and

(vi)

subject to the provisions of Section 13 relating to the Transition period, it will preserve intact the business and operations of Party A and take no action which it knows, or in the exercise of its Reasonable Business Judgment should have known, would materially adversely affect the business, operations, or prospects of Party A.

Execution Version

          11.      Material Actions. The Parties acknowledge and agree that the economic risk of the operation of the Business is being substantially assumed by Party B and that the continued business success of Party A is necessary to permit the Parties to realize the benefits of this Agreement and the other Business Cooperation Agreements, if any. During the Term of this Agreement, the Parties therefore will ensure that Party A does not take any Material Action without the advance written consent of Party B, which consent will not be unreasonably withheld or delayed.

          12.      Right of First Refusal. Party A will ensure as follows: if the Shareholder proposes to Transfer to any other Person other than Party B (the “Proposed Transferee”) all or any portion of the equity of Party A held by the Shareholder (the “Selling Shareholder”), the Selling Shareholder will first deliver to Party B a written notice (the “Notice”) offering to Party B or its designee(s) all of the equity proposed to be Transferred by the Shareholder, on terms and conditions no less favorable to Party B than those offered to the Proposed Transferee. The Notice will include all relevant terms of the Proposed Transfer, and will be irrevocable for a period of thirty (30) calendar days after its receipt by Party B. Party B will have the right and option, by written notice delivered within thirty (30) calendar days after receipt of the Notice, to notify the Shareholder in writing of its acceptance of all or any part of the equity so offered in the Notice, at the purchase price and on the terms stated in the Notice. If Party B accepts the offer contained in the Notice, then the equity of Party A proposed to be Transferred will be Transferred to Party B at the purchase price and on the terms stated in the Notice. If Party B is not able to accept the transferred equity of Party A only due to the restrictions set forth by the then effective PRC regulations, Party A shall not make the Proposed Transfer to any third party without prior written approval from Party B.

          13.      Transition of Business to Party B; Future Expansion. At the sole discretion of Party B, during the Term of this Agreement, Party B may transfer or cause to be transferred from Party A to Party B or its designee (referred to collectively for purposes of this Section 13 as “Party B”) any part or all of the business, personnel, assets and operations of Party A which may be lawfully conducted, employed, owned or operated by Party B (the “Transition”), including any of the following:

                         (a)      business opportunities presented to, or available to Party A may be pursued and contracted for in the name of Party B rather than Party A, and at its discretion Party B may employ the resources of Party A to secure such opportunities;

                         (b)      any tangible or intangible property of Party A, any contractual rights, any personnel, and any other items or things of value held by Party A may be transferred to Party B at book value;

                         (c)      real property, personal or intangible property, personnel, services, equipment, supplies and any other items useful for the conduct of the Business may be obtained by Party B by acquisition, lease, license or otherwise, and made available to Party A on terms to be determined by agreement between Party B and Party A;

                         (d)      contracts entered into in the name of Party A may be transferred to Party B, or the work under such contracts may be subcontracted, in whole or in part, to Party B, on terms to be determined by agreement between Party B and Party A; and

Execution Version

                         (e)      any changes to, or any expansion or contraction of, the Business may be carried out in the exercise of the sole discretion of Party B, and in the name of and at the expense of, Party B;

provided, however, that none of the foregoing, and no other part of the Transition may cause or have the effect of terminating (without being substantially replaced under the name of Party B) or adversely affecting any license, permit or regulatory status of Party A. Any of the activity contemplated by this Section 13 will be deemed part of the “Business.”

          14.      Ownership of Intellectual Property. All Intellectual Property created by Party B in the course of providing the Services will be the sole property of Party B and Party A will have no right to any ownership or use of such Intellectual Property except under separate written agreement with Party B.

          15.      Representations and Warranties of Party A. Party A hereby makes the following representations and warranties for the benefit of Party B:

                         (a)      Corporate Existence and Power. Party A is a limited liability company duly organized and validly existing under the laws of the PRC, and has all legal or corporate power and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and as currently contemplated to be conducted. Party A has never approved, or commenced any proceeding or made any election contemplating, the dissolution or liquidation of Party A or the winding up or cessation of the business or affairs of Party A.

                         (b)      Authorization; No Consent. Party A (i) has taken all necessary corporate and other actions to authorize its execution, delivery and performance of this Agreement and all related documents and has the corporate and other power and authorization to execute, deliver and perform this Agreement and the other related documents; (ii) has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the other related documents and to perform its obligations under this Agreement and the other related documents; (iii) is not required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions or actions contemplated by any of the Business Cooperation Agreements, except for any notices that have been duly given or Consents that have been duly obtained; and (iv) holds all the governmental authorizations necessary to permit it to lawfully conduct and operate its business in the manner it currently conducts and operates such business and to permit Party A to own and use its assets in the manner in which it currently owns and uses such assets. To the best knowledge of Party A, there is no basis for any governmental authority to withdraw, cancel or cease in any manner any of such governmental authorizations.

                         (c)      No Conflicts. The execution and perform of this Agreement by Party A will not contravene, conflict with, or result in violation of (i) any provision of the organizational documents of Party A; (ii) resolution adopted by the board of directors or the equity holders of Party A; and (iii) any laws and regulations to which Party A or the transactions and relationships contemplated in this Agreement and the Business Cooperation Agreements are subject.

          16.      Representations and Warranties of Party B. Party B hereby makes the following representations and warranties for the benefit of Party A:

                         (a)      Corporate Existence and Power. Party B (i) is a limited liability company duly organized and validly existing under the laws of PRC, and has all corporate power and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and as currently contemplated to be conducted; and (ii) has not ever approved, or commenced any proceeding or made any election contemplating, the dissolution or liquidation of Party B or the winding up or cessation of the business or affairs of Party B.

Execution Version

                         (b)      Authorization; No Consent. Party B (i) has taken all necessary corporate actions to authorize its execution, delivery and performance of this Agreement and all related documents and has the corporate power and authorization to execute, deliver and perform this Agreement and the other related documents; (ii) has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the other related documents and to perform its obligations under this Agreement and the other related documents; (iii) is not required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Business Cooperation Agreements, except for any notices that have been duly given or Consents that have been duly obtained; and (iv) has all the governmental authorizations necessary to permit Party B to lawfully conduct and operate its business in the manner it currently conducts and operates such business and to permit Party B to own and use its assets in the manner in which it currently owns and uses such assets. To the best knowledge of Party B, there is no basis for any governmental authority to withdraw, cancel or cease in any manner any of such governmental authorizations.

                         (c)      No Conflicts. The execution and perform of this Agreement by Party B will not contravene, conflict with, or result in violation of (i) any provision of the organizational documents of Party B; (ii) any resolution adopted by the board of directors or the equity holders of Party B; and (iii) any laws and regulations to which Party B or the transactions and relationships contemplated in this Agreement and the Business Cooperation Agreements are subject.

          17.      Liability for Breach; Indemnification and Hold Harmless. Each of the Parties will be liable to the other Party for any damage or loss caused by such Party’s breach of this Agreement. Party A will indemnify and hold harmless Party B from and against any claims, losses or damages unless caused by a breach by Party B of its obligations under this Agreement or by the willful, reckless or illegal conduct of Party B. Party B will indemnify and hold harmless Party A from and against any claims, losses or damages caused by any breach by Party A of its obligations under this Agreement or by the willful, reckless or illegal conduct of Party A.

          18.      Liquidated Damages. Party A acknowledges and agrees that Party B will be incurring significant expense in order to fulfill its obligations under this Agreement. Party A further acknowledges that breach of this Agreement by it would cause Party B and Party B’s stockholders significant damages and perhaps the complete cessation of Party B’s business. Since the exact amount of such damages would be extremely difficult, if not impossible to calculate, Party A agrees that in the event of the material breach by it of this Agreement, which breach has not been cured within sixty (60) days of receipt of notice from Party B of such material breach and a description of such breach, Party A will be obligated to pay to Party B liquidated damages in an amount equal to the greater of (a) eight (8) times the annualized revenues of Party B for the last completed fiscal quarter, or (b) US$50 million.

          19.      Dispute Resolution.

                         (a)      Friendly Consultations. Any and all disputes, controversies or claims arising out of or relating to the interpretation or implementation of this Agreement, or the breach hereof or relationships created hereby, will be settled through friendly consultations.

                         (b)      Arbitration. If any such dispute is not resolved through friendly consultations within sixty (60) days from the date a Party gives the other Parties written notice of a dispute, then it will be resolved exclusively by arbitration under the auspices of and in accordance with the Arbitration Rules of China International Economic and Trade Arbitration Commission (“CIETAC”) and will be submitted to CIETAC Shanghai Branch. Any arbitration will be heard before three (3) arbitrators, one (1) of whom will be appointed by Party B, one (1) of whom will be appointed by Party A, and the remaining one (1) arbitrator (chairman of the arbitration tribunal) will be appointed by the Director of CIETAC. Any arbitration will be conducted in both the English and Chinese languages. The arbitration award will be final and binding on both Parties and will not be subject to any appeal, and the Parties agree to be bound thereby and to act accordingly.

Execution Version

                              (c)      Continuation of Agreement. It is not necessary for any Party to declare a breach of this Agreement in order to proceed with the dispute resolution process set out in this Section 19. Unless and until this Agreement is terminated pursuant to Section 20, this Agreement will continue in effect during the pendency of any discussions or arbitration under this Section 19.

          20.      Term. This Agreement is effective as of the date first set forth above, and will continue in effect for a period of twenty (20) years (the “Initial Term”), and for succeeding periods of the same duration (each, “Subsequent Term”), until terminated by one of the following means either during the Initial Term or thereafter. The period during which this Agreement is effective is referred to as the “Term.”

                         (a)      Mutual Consent. This Agreement may be terminated at any time by the mutual consent of the Parties, evidenced by an agreement in writing signed by both Parties.

                         (b)      Termination by Party B. This Agreement may be terminated by Party B ((i) upon written notice delivered to Party A no later than ten (10) calendar days before the expiration of the Initial Term or any Subsequent Term; or (ii) at any time by upon ninety (90) calendar days’ written notice delivered to Party A.

                         (c)      Breach or Insolvency. Either of Party A or Party B may terminate this Agreement immediately (a) upon the material breach by the other of its obligations hereunder and the failure of such Party to cure such breach within thirty (30) working days after written notice from the non-breaching Party; or (b) upon the filing of a voluntary or involuntary petition in bankruptcy by the other or of which the other is the subject, or the insolvency of the other, or the commencement of any proceedings placing the other in receivership, or of any assignment by the other for the benefit of creditors.

                         (d)      Consequences of Termination. Upon any effective date of any termination of this Agreement: (i) Party B will instruct all management personnel identified or provided by it to Party A to cease working for Party A; (ii) Party B will deliver to Party A all chops and seals of Party A; (iii) Party B will deliver to Party A, or grant to Party A unrestricted access to and control of, all of the financial and other books and records of Party A, including any and all permits, licenses, certificates and other proprietary and operational documents and instruments; (iv) Party B will cooperate fully in the replacement of any signatories or persons authorized to act on behalf of Party A with persons appointed by Party A; and (v) any licenses granted by Party B to Party A during the Term will terminate unless otherwise agreed by the Parties.

                         (e)      Survival. The provisions of Section 17 (Indemnification; Hold Harmless); Section 18 (Liquidated Damages), Section 19 (Dispute Resolution), Section 20(d) (Consequences of Termination), and Section 21 (Miscellaneous) will survive any termination of this Agreement. Any amounts owing from any Party to any other Party on the effective date of any termination under the terms of this Agreement will continue to be due and owing despite such termination.

Execution Version

          21.      Miscellaneous.

                         (a)      Headings and Gender. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

                         (b)      Usage. The words “include” and “including” will be read to include “without limitation.”

                         (c)      Severability. Whenever possible each provision and term of this Agreement will be interpreted in a manner to be effective and valid but if any provision or term of this Agreement is held to be prohibited by or invalid, then such provision or term will be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provision or term or the remaining provisions or terms of this Agreement. If any of the covenants set forth in this Agreement are held to be unreasonable, arbitrary, or against public policy, such covenants will be considered divisible with respect to scope, time and geographic area, and in such lesser scope, time and geographic area, will be effective, binding and enforceable against the Parties.

                         (d)      Waiver. No failure or delay by any Party to exercise any right, power or remedy under this Agreement will operate as a waiver of any such right, power or remedy.

                         (e)      Integration. This Agreement and the other Business Cooperation Agreements supersede any and all prior discussions and agreements (written or oral) between the Parties with respect to the exclusive cooperation arrangement and other matters contained herein.

                         (f)      Assignments, Successors, and No Third-Party Rights. No Party may assign any of its rights under this Agreement without the prior consent of the other Parties, which will not be unreasonably withheld. Notwithstanding the foregoing, the Parties understand that Party B is intending to set up a wholly foreign owned enterprise (the “WFOE”) in China and it is the agreement between the Parties that all the rights and obligations of Party B under this Agreement and the Business Cooperation Agreement will be assigned to the WFOE at Party B’s discretion. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the Parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the Parties to this Agreement and their successors and assigns.

                         (g)      Notices. All notices, requests, demands, claims, and other communications under this Agreement will be in writing. Any Party may send any notice, request, demand, claim, or other communication under this Agreement to the intended recipient at the address set forth on the signature page of this Agreement by any means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication will be deemed to have been duly given unless and until it actually is received by the intended recipient. Refusal by a Party to accept notice that is validly given under this Agreement will be deemed to have been received by such Party upon receipt. Any Party may change the address to which notices, requests, demands, claims, and other communications under this Agreement are to be delivered by giving the other Parties notice in the manner herein set forth. Any notice, request, demand, claim, or other communication under this Agreement will be addressed to the intended recipient as set forth on the signature page hereto.

Execution Version

                         (h)      Further Assurances. Each of the Parties will use its best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement.

                         (i)      Governing Law. This Agreement will be construed, and the rights and obligations under this Agreement determined, in accordance with the laws of the PRC, without regard to the principles of conflict of laws thereunder.

                         (j)      Amendment. This Agreement may not be amended, altered or modified except by a subsequent written document signed by all Parties.

                         (k)      Language. This Agreement is written in both Chinese and English, and both versions are equally authentic.

                         (l)      Counterparts. This Agreement may be executed in any number of counterparts. When each Party has signed and delivered to the other Party at least one such counterpart, each of the counterparts will constitute one and the same instrument.

[Signature Page Follows]

Execution Version

          IN WITNESS WHEREOF, the Parties hereto have executed this Services Agreement as of the date first above written.

Party A:	Party B:

Shenzhen Jun Long Culture Communication Co., Ltd.	Shenzhen Zhonghefangda Network Technology Co., Ltd.

By: /s/ Guo Dishan	By: /s/ Guo Dishan
Its: Legal Representative	Its: Legal Representative

Address:	Address:

1-D-1010 Yuanjing Garden, Longxiang Avenue,	1-D-1008 Yuanjing Garden, Longxiang Avenue,
Longgang District, Shenzhen City, Guangdong,	Longgang District, Shenzhen City, Guangdong,
People’s Republic of China	People’s Republic of China

Execution Version

APPENDIX A
Definitions

For purposes of that certain Services Agreement to which this is Appendix A, the following terms have the meanings set forth below:

“Affiliate” means, with respect to any Person, any of (a) a director, officer or stockholder holding 5% or more of the equity or capital stock (on a fully diluted basis) of such Person, (b) a spouse, parent, sibling or descendant of such Person (or a spouse, parent, sibling or descendant of any director or officer of such Person) and (c) any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another such Person. The term “control” includes, without limitation, the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Net Profit” means the aggregate Net Profit of Party A for the period commencing on the Effective Date and continuing through the date on which Aggregate Net Profit is calculated.

“Best Efforts” means the efforts that a prudent Person desiring to achieve a particular result would use in order to ensure that such result is achieved as expeditiously as possible.

“Business” is defined in the Recitals.

“Business Cooperation Agreements” means any other agreements entered into between the Parties with respect to the operation of the Business or the carrying out of the transactions contemplated by this Agreement.

“Company Bank Accounts” means all accounts maintained or held in the name of Party A at or with any bank or other financial institution, whether existing on the date of this Agreement or established in the future.

“Consent” means any approval, consent, ratification, permission, waiver or authorization, including any of the foregoing issued or granted by any Governmental Authority.

“Governmental Authority” means any nation or government or any province or state any other political subdivision thereof; any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the People’s Republic of China or any political subdivision thereof; any court, tribunal or arbitrator; and any self-regulatory organization.

“Intellectual Property” means any patent, patent application, trademark (whether registered or unregistered and whether or not relating to a published work), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know-how, franchise, system, computer software, invention, design, blueprint, proprietary product, technology, proprietary right, and improvement on or to any of the foregoing, or any other other intellectual property right or intangible asset.

“Law” means all applicable provisions of all (a) constitutions, treaties, statutes, laws (including the common law), codes, rules, regulations, ordinances or orders of any Governmental Authority, (b) governmental approvals and (c) orders, decisions, injunctions, judgments, awards and decrees of or agreements with any Governmental Authority.

Execution Version

“Legal Requirement” “means any national (or federal), provincial, state, local, municipal, foreign or other constitution, law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Lien” means any mortgage, pledge, deed of trust, hypothecation, right of others, claim, security interest, encumbrance, burden, title defect, title retention agreement, lease, sublease, license, occupancy agreement, easement, covenant, condition, encroachment, voting trust agreement, interest, option, right of first offer, negotiation or refusal, proxy, lien, charge or other restrictions or limitations of any nature whatsoever, including but not limited to such Liens as may arise under any contract.

“Services” is defined in Section 1.

“Services Fee” is defined in Section 2.

“Material Action” means any of the actions set forth in Appendix C.

“Net Losses” means the net losses of Party A, calculated as follows: if the result of the calculation of Net Profit is a negative number, that number will be the “Net Losses” of Party A.

“Net Profit” means the net profit of Party A for the period immediately preceding the date for calculation of Net Profit set out in this Agreement, calculated as follows: (a) Revenue, less (b) Costs, Accrued Expenses, Taxes accrued or paid, and Fixed Revenue. In addition, the following terms have the meanings set forth below, each with reference to the same period:

                         (a)      “Revenue” means all the revenue or income actually accrued by Party A arising out of or connected to the conduct of the Business;

                         (b)      “Costs” means all costs required for the conduct of the Business actually accrued by Party A;

                         (c)      “Accrued Expenses” means the amount which must be accrued by Party A according to applicable Legal Requirements in connection with employee health and welfare, mandatory development funds, and the like;

                         (d)      “Taxes” is defined in this Appendix A; and

                         (e)      “Fixed Revenue” means the amount which must be paid by Party A to Sichuan International Studies University.

“Person” means an individual, a corporation, a partnership, an association, a trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Reasonable Business Judgment” means a judgment reached in good faith and in the exercise of reasonable care.

Execution Version

“Shareholder” is defined in the Recitals.

“Taxes” means with respect to any Person, (a) all income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits) and all gross receipts, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, alternative or add-on minimum taxes, customs duties and other taxes, fees, assessments or charges of any kind whatsoever, together with all interest and penalties, additions to tax and other additional amounts imposed by any taxing authority (domestic or foreign) on such Person (if any) and (b) any liability for the payment of any amount of the type described in the clause (a) above as a result of being a “transferee” of another entity or a member of an affiliated or combined group, and “Tax” will have the correlative meaning.

“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information that is, has been or may in the future be filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Term” is defined in Section 20.

“Transfer” means directly or indirectly, to sell, assign, transfer, pledge, bequeath, hypothecate, mortgage, grant any proxy with respect to, or in any other way encumber or otherwise dispose of.

“Transition” is defined in Section 13.

Execution Version

APPENDIX B
Services

For purposes of that certain Services Agreement to which this is Appendix B, “Services” means the following:

General Services

“Services” includes the following general Services relating to the operation of the Business except for those compulsively limited or prohibited by PRC laws and regulations otherwise:

                         (a)      All aspects of the day-to-day operations of Party A, including its relationships with its customers, its performance under agreements or other arrangements with any other parties, its compliance with applicable laws and regulations;

                         (b)      The appointment, hiring, compensation (including any bonuses, non-monetary compensation, fringe and other benefits, and equity-based compensation), firing and discipline of all employees, consultants, agents and other representatives of Party A, including the Executive Director or the Board of Directors of Party A and all other executive officers or employees of Party A;

                         (c)      Establishment, maintenance, termination or elimination of any plan or other arrangement for the benefit of any employees, consultants, agents, representatives or other personnel of Party A;

                         (d)      Management, control and authority over all accounts receivable, accounts payable and all funds and investments of Party A;

                         (e)      Management, control and authority over Party A Bank Accounts, in connection with which all seals and signatures will be those of personnel appointed and confirmed by Party B;

                         (f)      Any expenditure, including any capital expenditure, of Party A;

                         (g)      The entry into, amendment or modification, or termination of any contract, agreement and/or other arrangement to which Party A is, was, or would become a party;

                         (h)      The acquisition, lease or license by Party A of any assets, supplies, real or personal property, or intellectual or other intangible property;

                         (i)      The acquisition of or entry into any joint venture or other arrangement by Party A with any other Person;

                         (j)      Any borrowing or assumption by Party A of any liability or obligation of any nature, or the subjection of any asset of Party A to any Lien;

                         (k)      Any sale, lease, license or other disposition of any asset owned, beneficially owned or controlled by Party A;

                         (l)      Applying for, renewing, and taking any action to maintain in effect, any permits, licenses or other authorizations and approvals necessary for the operation of Party A’s business;

Execution Version

                         (m)      The commencement, prosecution or settlement by Party A of any litigation or other dispute with any other Person, through mediation, arbitration, lawsuit or appeal;

                         (n)      The declaration or payment of any dividend or other distribution of profits of Party A;

                         (o)      The preparation and filing of all Tax Returns, the payment or settlement of any and all Taxes, and the conduct of any proceedings with any Governmental Authority with respect to any Taxes; and

                         (p)      The carrying out of the Transition, as defined in Section 13.

Specific Services

“Services” also includes the following specific services relating to the operation of the Business:

(a)	Marketing and Public Relationship

Service Content: Party B will be in charge of, including but not limited to, engaging in publicizing Party A’s brand so as to broaden Party A’s influence; dealing the cooperation issues with the qualified third party for Party A’s interests.

(b)	Establishment, Maintenance and Property Management of Fixed Assets and Equipments

Service Content: Party B provides the services of establishment, maintenance and management for buildings owned and/or used by Party A; establishment, repair, maintenance, operation and management for the public equipments, devices owned and/or used by Party A; Party A’s public environment sanitation, including buildings and public sites; management for traffic and order of vehicles stop; maintenance for the public order, including security monitor, patrol, guard, guard at gate; energy services (use of power, water and gas); maintenance for telecom and grib; storage and maintenance machineries, vehicles, furniture and other equipments; other property Services.

Special Agreement:

(1) Party B charges the customer directly for the services hereunder;

(2) The services management expenses will be charged to the customer solely and timely according to the actual expenses;

(3)

For the services hereunder, Party A covenants, unless otherwise consented by Party B in writing, Party A will not cooperate or reach a cooperation agreement with any third party (whatever in writing or in oral).

Execution Version

(c)	Future Investment and Expansion

Party A will consult Party B and seek its prior written permission concerning any and all of its future investment or expansion plan. In the case that the then effective PRC laws and regulations permit, any and all of such investment and expansion will be made directly through Party B.

(d)	Others

Execution Version

APPENDIX C

Material Actions

For purposes of that certain Services Agreement to which this is Appendix C, “Material Actions” means any of the following:

                         (a)      Any change to the organic or charter documents of Party A;

                         (b)      Any issuance of new equity in Party A, including any securities convertible into equity of Party A, or the acceptance by Party A of any equity investment, or the repurchase or redemption of any equity of Party A;

                         (c)      Any hiring, firing, or discipline of any person who is an executive employee or director of Party A;

                         (d)      The purchase of any material asset by Party A;

                         (e)      The sale, conveyance, licensing or pledge of a material asset of Party A, including, without limitation, any material intellectual property of Party A;

                         (f)      Entering into, amending, supplementing, terminating or otherwise modifying any agreement, contract or other arrangement to which Party A is or could become a party, having a value or impact on Party A, individually or in the aggregate, in excess of RMB 100,000;

                         (g)      Incurring any indebtedness or similar obligation to third parties or subjecting of any of the equity or assets of Party A to any Lien;

                         (h)      Investing in, incorporating or otherwise creating any affiliate or joint venture or purchasing or otherwise acquiring any stock or any equity interest in any entity or business, in one or a series of related transactions, or disposing of any of the foregoing;

                         (i)      Any change to the compensation of any executive employee, consultant or other representative of Party A;

                         (j)      Any transaction, action or agreement by any of Party A other than in the ordinary course of business;

                         (k)      Any transaction, contract or agreement between Party A and the Shareholder;

                         (l)      Declaring or paying dividends on, or making any distributions to any capital stock, except in accordance with the instruments defining the rights of any such capital stock or securities;

                         (m)      The initiation or settlement of any litigation or arbitration involving Party A;

                         (n)      Approving the annual budget and multi-year business plan for Party A;

                         (o)      Approving Party A’s final audits of Party A’s annual consolidated financial statements and tax returns to be filed by Party A with any taxing authority;

Execution Version

                         (p)      Any material change in Party A’s accounting or tax policies or a change of Party A’s independent auditor; and

                         (q)      Any change in the number of directors of Party A, except as a result of the operation of any other provisions of this Agreement.